Exhibit 23.3

CONSENT OF QUALIFIED PERSON

The undersigned hereby consents to the use of the technical report titled "Amended NI 43-101 Technical Report Karlawinda Gold Project, Western Australia, Australia" dated December 31, 2020 with an effective date of December 21, 2020 and authored by the undersigned (the "Karlawinda Technical Report"), as amended August 4, 2021, and the information derived from the Karlawinda Technical Report, as well as the reference to the undersigned's name, in each case, where used in, incorporated by reference in or summarized or contained in the exhibits filed with, the Registration Statement on Form S-8 of Elemental Royalty Corporation being filed with the United States Securities and Exchange Commission, and any amendments, supplements and/or prospectuses thereto.

/s/ Timothy J. Strong

Name: Timothy J. Strong, MIMMM

Date: June 5, 2026